As filed with the Securities and Exchange Commission on December 8, 1997
                                               Registration No. 333-


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          HUNGARIAN BROADCASTING CORP.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                           13-378-7223
(State or jurisdiction of                                  (I.R.S. Employer
incorporation or organization)                            Identification No.)

                           445 Park Avenue, 15th Floor
                            New York, New York 10022
                                 (212) 758-9870
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                          HUNGARIAN BROADCASTING CORP.
                           INCENTIVE STOCK OPTION PLAN

                                       AND

                          HUNGARIAN BROADCASTING CORP.
                          MANAGEMENT COMPENSATION PLAN
                           (Full Titles of the Plans)
          ------------------------------------------------------------

                                    Copy to:
                             Ronald Scott Moss, Esq.
                           445 Park Avenue, 15th Floor
                            New York, New York 10022
                                 (212) 758-9870

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                               Proposed Maximum        Proposed Maximum
Title of  Securities        Amount to be        Offering Price         Aggregate Offering        Amount of
to be Registered           Registered(2)         Per Share(1)               Price            Registration Fee
------------------------ ---------------- ------------------------- ----------------------- --------------------

Common Stock(1)              325,000                $8.00                 $2,600,000             $520.00
------------------------ ---------------- ------------------------- ----------------------- --------------------
                                                                                              (SEE FOOTNOTES ON NEXT PAGE)

(FOOTNOTES FROM COVER PAGE)

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sale prices as reported in the NASDAQ reporting system on December 8, 1997.

(2) Consists of 325,000 shares of Common Stock, par value $.001 per share ("Common Stock"), issuable upon the exercise of options awarded prior to the date of this prospectus to purchase shares of Common Stock under either the Hungarian Broadcasting Corp. Incentive Stock Option Plan (the "Incentive Plan") or Hungarian Broadcasting Corp. Management Compensation Plan (the "Management Plan").


      NOTE: This Registration Statement, pursuant to Instruction C of Form S-8 includes as Part I hereof the form of Prospectus for the resale of shares of Common Stock issuable under the Incentive and the Management Plans. The documents comprising the Prospectus for the offer and sale of shares of Common Stock under the Incentive and the Management Plans have been omitted in accordance with the instructions to Form S-8.

                              Subject to Completion, dated December 8, 1997

PROSPECTUS


                          HUNGARIAN BROADCASTING CORP.

                         325,000 SHARES OF COMMON STOCK


    This prospectus relates to the offering of 325,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Hungarian Broadcasting Corp., a Delaware corporation (the "Company"), which may be offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders") as described herein under the heading "Selling Shareholders." All of the 325,000 shares are issuable upon the exercise of outstanding stock options issued pursuant to the Company's Incentive Stock Option Plan ("Incentive Plan") and Management Compensation Plan ("Management Plan").

    The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions on a securities exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, incurred in connection with the sale of the Shares. The Company will not receive any of the proceeds from the sale of the Shares. The Common Stock is quoted on the NASDAQ SmallCap Market system under the symbol HBCO.

           THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION NOR HAS THE COMMISSION
                    OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE
                     --------------------------------------

















                 The date of this Prospectus is December 8, 1997

    No person is authorized to give any information or to make any representation in connection with the offer and sale of the shares of Common Stock that are the subject of this Prospectus other than those contained or incorporated by reference herein and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it would be unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007; and at 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Corporation's Common Stock is quoted and traded on the NASDAQ SmallCap Market.

    A Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), has been filed with the SEC with respect to the shares of Common Stock offered hereby. This Prospectus has been filed as a part of the Registration Statement, and does not contain all information set forth in the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the Commission at the same address at prescribed rates.

INCORPORATION BY REFERENCE

    The following documents filed with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus. except as superseded or modified as described herein:

    1. The Company's Annual Report on Form 10-KSB for the transition period from July 1, 1996 to December 31, 1996.

    2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

    3. The description of Common Stock contained in the Company's Registration Statement filed under Section 12(b) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description. See "Description of Common Stock" in this Prospectus for a description of the Company's Common Stock.

    All documents filed by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in any incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other incorporated document subsequently filed (or in this Prospectus, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Prospectus.

    Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents that are not specifically incorporated by references into such documents. Requests for copies of such documents should be directed to Ronald Scott Moss, Secretary, Hungarian Broadcasting Corp., 445 Park Avenue, 15th Floor, New York, New York 10022, telephone number (212) 758-9870.

THE COMPANY

    The Company and its subsidiaries are engaged in the television business in Hungary.

    The address of the principal executive offices of the Company is 445 Park Avenue, 15th Floor, New York, New York 10022, telephone number (212) 758-9870.

USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

DESCRIPTION OF COMMON STOCK

The Company's authorized capitalization consists of 15,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share, which may be issued in one or more series. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by Stockholders. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to stockholders after payments to creditors and after paying or providing for any liquidation preferences to the Preferred Stock. There are no conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock, and stockholders have no preemptive rights to acquire shares of Common Stock issued by the Company in the future. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

TRANSFER AGENT

    The transfer agent and registrar of the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

SELLING SHAREHOLDERS

    The Shares that may be offered for sale from time to time by the Selling Shareholders consist of shares that are issuable to the Selling Shareholders on the exercise of options acquired by the Selling Shareholders prior to the date hereof under the Company's Incentive Stock Option Plan and Management Compensation Plan. The following table sets forth certain information with respect to the ownership of options to purchase shares of Common Stock by each Selling Shareholder as of December 8, 1996.

          MANAGEMENT OPTIONS                                 TOTALS
          ------------------                                --------
          Season              20,000
          Bedo                10,000
          Klenner            145,000
          Bodle               40,000
          Cohen               10,000
          Moss                40,000
          Kovats              30,000                         295,000
                             --------
          TOTAL              295,000

          INCENTIVE STOCK OPTION PLAN
          ---------------------------
          Tomassey            20,000
          Kristoff            10,000
                              30,000                          30,000
                                                             -------
          TOTAL OPTIONS                                      325,000

PLAN OF DISTRIBUTION

    The Selling Shareholders have advised the Company that they wish to be in a position to sell the Shares offered hereby from time to time in the event their options are exercised. The number of Shares that actually may be sold by the Selling Shareholders will be determined by each Selling Shareholder and will depend on a number of factors, including the market price of the Common Stock and the Selling Shareholders' personal financial circumstances.

    The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions on a securities exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

    Each of the Selling Shareholders will be selling the Shares for his own account. The Company will not receive any of the proceeds from the sale of the Shares.

    The Company intends to maintain the effectiveness of the Registration Statement (of which this Prospectus is a part) during the period commencing on the date hereof and ending at such time as all the Shares are sold or the Company delivers to the Selling Shareholders an opinion of counsel to the effect that the Shares may be sold without compliance with the registration requirements of the Securities Act. The Company is bearing all expenses incurred in connection with the registration of the Shares.

EXPERTS

    The consolidated financial statements incorporated by reference in this Prospectus have been audited by Coopers and Lybrand, independent certified accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein by reference, and are incorporated herein in reliance on such reports given upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

    Section 145 of the General corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

    Section 10 of the Company's Certificate of Incorporation, and Article X of the Company's By-laws provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents, heretofore filed by Hungarian Broadcasting Corp. (the "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

    1. The Company's Annual Report on Form 10-KSB for the transition period from July 1, 1996 to December 31, 1996.

    2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

    3. The description of Common Stock contained in the Company's Registration Statement filed under Section 12(b) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description. See "Description of Common Stock" in this Prospectus for a description of the Company's Common Stock.

    All documents subsequently filed by the Registrant pursuant to Sections 13, 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other incorporated document subsequently filed (or in this Registration Statement, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, if such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation (other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled).

    Article Tenth of the Registrant's Bylaws requires indemnification of directors and officers to the fullest extent permitted by the DGCL.

    Article Ninth of the Registrant's Certificate of Incorporation provides that a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section
                   10(a)(3) of the Securities Act;
              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement,

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 9.  EXHIBITS

      EXHIBIT
      NUMBER               DESCRIPTION                   REFERENCE
      -------              -----------                   ----------
      5.1        Opinion of Ronald Scott Moss, Esq.   Filed herewith

     23.1        Consent of Ronald Scott Moss, Esq.  Contained in Exhibit 5.1


                                      11-3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of December 1996.


                          HUNGARIAN BROADCASTING CORP.


                        By  \S\ PETER E. KLENNER
                        ------------------------------
                                Peter E. Klenner
                               Chairman of the Board


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                          HUNGARIAN BROADCASTING CORP.

                                  EXHIBIT INDEX



ITEM 9.  EXHIBITS

      EXHIBIT                                           SEQUENTIAL
      NUMBER               DESCRIPTION                  PAGE NUMBER
      -------              -----------                  ------------
      5.1        Opinion of Ronald Scott Moss, Esq.         II-6

     23.1        Consent of Ronald Scott Moss, Esq.         II-6






                                      II-5